EXHIBIT 99.1

                                 COMM BANCORP, INC.
                                ARTICLES OF AMENDMENT



7.   The amendment adopted by the corporation, set forth in full, is as follows:

     16.  Stockholder Action

          No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation (the foregoing transactions referred to collectively as a "Fundamental Transaction") shall be valid unless approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock; provided, however, that if the Corporation shall be the surviving or continuing entity to a Fundamental Transaction, then, in such case, the Fundamental Transaction shall be valid by the approval of the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock. This Article 16 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock.